Exhibit 10.5
2008 INCENTIVE COMPENSATION PLAN
The 2008 Incentive Compensation Plan (the “Plan”) is a cash bonus plan in which the management team of Coinstar, Inc. (the “Company”), including the Company’s executive officers, are eligible to participate. The Plan provides discretionary cash bonuses based on the achievement of goals relating to the performance of the Company, the management team’s performance and individual performance. The performance period for the Plan is January 1, 2008 to December 31, 2008 (the “Performance Period”).
The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the Plan. The Compensation Committee, in its sole discretion, selects the individuals who will participate in the Plan and the actual bonus (if any) payable to each participant. The target bonus for each participant is determined as a percentage of such participant’s base salary, ranging from 20% to 60%, as determined by the Compensation Committee in its sole discretion (the “Target Bonus”).
Payout under the Plan will be determined as follows:
1. Seventy percent (70%) will be based on the Compensation Committee’s discretion after evaluating the Company’s achievement of the following performance measures:

Performance Measure	Minimum Goal Range	Weighting
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)	$135M-$145M	35%
Revenue	$800M-$850M	35%
Coin Machine Installations	1,250-1,750	7.5%
DVD Machine Installations	3,500-4,500	7.5%
Cross-Selling (selling a different product line to an existing Company customer as evidenced by a signed contract)	3,000-7,000	15%
In the sole discretion of the Compensation Committee, once the minimum of the range is achieved for a particular performance measure, participants under the Plan may receive between 0% and 200% of the portion of the Target Bonus applicable to that performance measure, based on the applicable weighting for that performance measure.
The minimum goal ranges above exclude the effects of any acquisitions completed during the Performance Period and will be adjusted for any divestitures for the Performance

Period. Redbox results will be included for the full Performance Period whether it is consolidated or not.
2. Thirty percent (30%) will be based on the Compensation Committee’s discretion after evaluating the management team’s and/or individual performance for the entire year, based on any criteria that the Compensation Committee determines to be appropriate in its sole discretion. The Company’s Chief Executive Officer will make recommendations to the Compensation Committee regarding individual bonuses under this component (with the exception of the Chief Executive Officer bonus) based on a review of individual performance. The Compensation Committee will then review and approve all individual bonuses. Participants under the Plan may receive between 0% and 200% of the portion of the Target Bonus applicable to this component.
The Compensation Committee may, in its sole discretion, make adjustments to the payouts under the Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company’s performance.
Unless specifically provided otherwise in a written agreement between the Company and a participant, a participant must be continuously employed by the Company from January 1, 2008 through December 31, 2008 to be eligible for payment under this Plan. A participant hired after January 1, 2008 and employed through December 31, 2008 may receive a pro-rated bonus payment. A participant who meets these eligibility requirements will be eligible to receive a bonus, even if the participant is not employed by the Company on the date the bonus payment is made. Payment of each bonus will be made as soon as practicable after the end of the Performance Period. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.
Each bonus that may become payable under the Plan will be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.
No participant will have any claim to a bonus under the Plan, and the Compensation Committee will have no obligation for uniformity of treatment of participants under the Plan. Furthermore, nothing in the Plan will be deemed to limit in any way the Compensation Committee’s full discretion to determine whether to grant any bonuses hereunder.
The Compensation Committee reserves the right to unilaterally amend, modify or terminate the Plan at any time, including amending the Plan as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.